Exhibit 99.5

14 July 2026

Sono Group S.à r.l.

société à responsabilité limitée

8 Avenue de la Gare, L-1610 Luxembourg

Grand Duchy of Luxembourg

R.C.S. Luxembourg: B302122

Sono Group N.V.

Waldmeisterstrasse 93, 80935 Munich,

Germany

Dutch trade register number: 80683568

EXPLANATORY NOTES TO THE CROSS-BORDER MERGER PROPOSAL

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The undersigned

1	a. Kevin John McGurn,

acting in his capacity as person authorized by the articles of association in the absence or inability of the managing directors and thus constituting the entire management board (bestuur) of Sono Group N.V., a limited liability company (naamloze vennootschap), having its corporate seat (zetel) at Amsterdam, the Netherlands, and offices at Waldmeisterstrasse 93, 80935 Munich, Germany, and registered with the Dutch Trade Register under number 80683568 (Sono N.V.); and

b.	David August Dodge;

c.	Christopher Charles Schreiber; and

d.	Owen Arthur May,

being the sole supervisory directors, and thus constituting the supervisory board of Sono N.V.; and

2	Kevin John McGurn,

being the sole manager of Sono Group S.à r.l., a private limited liability company (société à responsabilité limitée), having its registered office at 8 Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, Grand Duchy of Luxembourg, and registered with the Register of Commerce and Companies of Luxembourg under number B302122 (Sono Lux),

Sono N.V. and Sono Lux together the Merging Companies and each a Merging Company.

BACKGROUND

A	Sono Lux is a wholly-owned subsidiary of Sono N.V.

B	The management bodies of the Merging Companies propose to carry out a cross-border merger whereby all of the assets and liabilities of Sono N.V. will be transferred under universal title (onder algemene titel) to Sono Lux and Sono N.V. will be dissolved without liquidation in accordance with the provisions of article 1025-17 of the Lux Law and the Dutch Law (Cross-Border Merger).

C	This Explanatory Report within the meaning of articles 2:313, 2:327 and 2:333f of the Dutch Civil Code (Dutch Law) has been prepared by Sono N.V.

1	Definitions and interpretation

1.1	Any capitalised term used in this Explanatory Report, has the meaning ascribed to it in Clause 7.

1.2	Unless the context requires otherwise, a reference in this Explanatory Report to a Clause or Schedule is to the relevant Clause of or Schedule to this Explanatory Report.

1.3	Any reference in this Explanatory Report to any gender includes all genders and non-binary individuals, and words importing the singular include the plural and vice versa.

1.4	Headings of Clauses and titles of Schedules are for convenience only and do not affect the interpretation of this Explanatory Report.

1.5	This Explanatory Report must be read in conjunction with the draft terms of cross-border merger as prepared by the management bodies of the Merging Companies (Cross-Border Merger Proposal).

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2	DESCRIPTION OF THE CONTEMPLATED CROSS-BORDER MERGER

2.1	Subject to the Cross-Border Merger Proposal, it is proposed that the Merging Companies carry out a cross-border merger whereby all of the assets and liabilities of Sono N.V. will be transferred under universal title (onder algemene titel) to Sono Lux and Sono N.V. will be dissolved without liquidation in accordance with the provisions of article 1025-1 and seq. of the Lux Law and the Dutch Law.

2.2	The Cross-Border Merger will be effected as of the Effective Date.

2.3	Following the Cross-Border Merger taking legal effect, Sono Lux will perform the Conversion.

3	REASONS FOR THE CROSS-BORDER MERGER

The Cross-Border Merger is proposed due to a number of reasons. Reference is made to the S-4 Prospectus for a detailed explanation of the business, financial and structuring reasons for the Cross-Border Merger. A copy of the S-4 Prospectus has been made available on the website of Sono N.V. (https://sonomotors.com/). Since 2024, the Supervisory Board, the Management Board and the rest of Sono N.V.'s management team undertook a review of the existing structure, business plan, operations, and the jurisdiction of incorporation of Sono N.V. and the geographical footprint of Sono N.V.'s investors. The Redomiciliation Transaction, should enhance shareholder value over the long-term by simplifying the corporate structure and to gain operational efficiencies by providing potential strategic opportunities and benefits, including but not limited to:

(a)	Simplifying the corporate structure and streamlining reporting requirements. The Redomiciliation Transaction will result in a simplified corporate structure and more streamlined reporting requirements, which will improve the operational and financial flexibility. In particular, the domestication will (i) facilitate efforts incurred to assess, implement, and remain compliant with multiple regulatory and reporting requirements for Sono Delaware on a consolidated basis, and (ii) provide opportunities for Sono Delaware to improve operational efficiencies and financial flexibility in the corporate treasury, cash management, risk management, and tax functions.

(b)	Benefiting from prominence, predictability, and flexibility of Delaware Law. The Redomiciliation Transaction should enable benefiting from well-established principles of corporate governance under Delaware law, which are more closely aligned with the Nasdaq-CM listing standards and the SEC governance requirements.

4	CONSEQUENCES OF THE CROSS-BORDER MERGER

4.1	The activities of Sono N.V. will be continued by Sono Lux after the Cross-Border Merger.

4.2	As a result of the Cross-Border Merger:

(a)	Sono N.V. will merge into Sono Lux;

(b)	Sono N.V. will cease to exist;

(c)	all of the assets and liabilities of Sono N.V. will be transferred under universal title (onder algemene titel) to Sono Lux;

(d)	all shares in the capital of Sono N.V. will be cancelled by operation of law and Sono Lux shall grant:

(i)	one (1) Sono Lux Class A Share, with a nominal value of one thousandth euro (EUR 0.001), for each issued and outstanding Sono N.V. Ordinary Share, with a nominal value of one eurocent (EUR 0.01);

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(ii)	twenty-five (25) Sono Lux Class B Shares, each with a nominal value of one thousandth euro (EUR 0.001), for each issued and outstanding Sono N.V. High Voting Share, with a nominal value of twenty-five eurocent (EUR 0.25); and

(iii)	thirty thousand (30,000) Sono Lux Preferred Shares, each with a nominal value of one thousandth euro (EUR 0.001), for each issued and outstanding Sono N.V. Preferred Share, with a nominal value of three hundred euro (EUR 300), all subject to the Withdrawal Mechanism as described in clause 8 of the Cross-Border Merger Proposal; and

(e)	after the Cross-Border Merger taking legal effect, Sono Lux shall perform the Conversion following which shareholders will hold Sono Delaware Shares, which will be listed and admitted to trading on Nasdaq.

4.3	The Cross-Border Merger will trigger ipso jure the applicable consequences detailed in article 1025-17 (1) of the Lux Law as of the Effective Date and in particular, (i) the universal transfer of all assets and liabilities (including all contracts, credits, rights and obligations) of Sono N.V. to Sono Lux, (ii) the shareholders of Sono N.V. will become the shareholders of Sono Lux, subject to the Withdrawal Right and (iii) Sono N.V. shall cease to exist.

4.4	From the Effective Date, Sono Lux will pay all taxes, contributions, duties, levies and insurance premiums which will or may become due with respect to the ownership of the assets which have been contributed.

4.5	As of the Effective Date, Sono Lux will perform all agreements and obligations whatsoever of Sono N.V.

4.6	Sono Lux will incur all debts and liabilities of any kind of Sono N.V. In particular, it will pay interest and principal on all debts and liabilities of any kind incurred by Sono N.V.

4.7	Subject to the provisions of article 1025-17 (3) of the Lux Law, the rights and claims comprised in the assets of Sono N.V. will be transferred under universal title to Sono Lux with all the securities attached thereto. Sono Lux will thus be subrogated, without novation, in all rights, of Sono N.V. with respect to all assets and against all debtors without any exception.

4.8	From an economic point of view, reference is made to the S-4 Prospectus which provides for a detailed overview.

4.9	Following the Cross-Border Merger, the shareholders, other than Withdrawing Shareholders will generally have the same shareholder rights with respect to Sono Lux as they do with respect to Sono N.V. prior to the Cross-Border Merger. The shareholders of Sono N.V. shall fully share in the profits of Sono Lux. To fully preserve the voting rights of the shareholders of Sono and to be fully compliant with Luxembourg Law, each Sono N.V. High Voting Share will be exchanged for twenty-five Sono Lux Class B Shares and each Sono N.V. Preferred Share will be exchanged for thirty thousand Sono Lux Preferred Shares. Indeed, while the economical rights attached to the Sono Lux Shares will be calculated on the basis of the portion of the share capital represented by such shares, the voting rights attached to the Sono Lux Shares will be based on the number of Sono Lux Shares held by their relevant holder, as those rights are further detailed in the articles of Sono Lux. Therefore, pursuant to the Exchange Ratio, each shareholder of Sono N.V. will have the same voting and profit entitlement rights as shareholder of Sono Lux immediately following the effectuation of the Cross-Border Merger.

4.10	From a social point of view, to the extent applicable, the Cross-Border Merger will not have a material detrimental impact on existing employment contracts (other than the change of employer) and the working conditions of employees of the Merging Companies, and the Cross-Border Merger is not expected to have any effect on employment or establishments or offices of the Merging Companies.

4.11	Sono Lux and Sono N.V. do not have any employee participation mechanism as referred to respectively in article L. 426-13 of the Luxembourg Labour Code and article 2:333k of the Dutch Law and thus no specific procedure for the adoption of arrangements with regard to co-determination by employees is applicable.

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5	Exchange Ratio

5.1	Immediately prior to the Merger Sono Lux will in principle increase its share capital by way of a contribution in cash up to EUR 44,454.834 divided into (i) 1,424, 834 Class A ordinary shares of EUR 0.001 each, (ii) 1,000,000 Class B shares with a par value of 0.001 and (iii) 42,030,000 Lux Preferred Shares with a nominal value of EUR 0.001, with the understanding that the final amount and number of shares depends on the issued share capital of Sono N.V. just prior to the Effective Date and the number of Sono N.V. shares for which the Withdrawal Right has been validly exercised.

5.2	As set out in clause 4.2(d), the exchange ratio (Exchange Ratio) will be as follows:

(a)	for each Sono N.V. Ordinary Share: one (1) Sono Lux Class A Share with a nominal value of one thousandth euro (EUR 0.001) will be granted by Sono Lux;

(b)	for each Sono N.V. High Voting Share: twenty-five (25) Sono Lux Class B Shares with a nominal value of one thousandth euro (EUR 0.001) will be granted by Sono Lux; and

(c)	for each Sono N.V. Preferred Share: thirty thousand (30,000) Sono Lux Preferred Shares with a nominal value of one thousandth euro (EUR 0.001) will be granted by Sono Lux.

The Sono Lux Shares will be granted to the relevant shareholders on the Effective Date, subject to the Withdrawal Right and Clause 6 of the Cross-Border Merger Proposal.

5.3	When determining the Exchange Ratio, the following considerations have been taken into account by the management bodies of the Merging Companies:

(a)	Sono Lux is wholly owned by Sono N.V. and Sono N.V. will remain the sole shareholder of Sono Lux until the Effective Date;

(b)	Sono Lux has no assets other than the EUR 12,000 of its share capital; and

(c)	subject to the Withdrawal Requests, the shareholders of Sono N.V. will become the only shareholders of Sono Lux.

5.4	The considerations referred to under clause 5.3 resulted in the conclusion that the Exchange Ratio should be as set out in clause 4.2(d), as a result of which one Sono N.V. Share should neither entitle the holder thereof to a fraction of a Sono Lux Share nor to a cash compensation as a result of the Exchange Ratio. The management bodies of the Merging Companies consider the Exchange Ratio suitable for the Cross-Border Merger as it, with respect to voting rights and distribution entitlements, it mirrors, on a one-on-one basis, the rights each shareholder of Sono N.V. has prior to the Cross-Border Merger taking effect.

5.5	The foregoing considerations and conclusions by the management bodies of the Merging Companies do not lead to a valuation of the assets and liabilities of either of the Merging Companies or its respective shares.

5.6	Because only one method was used to determine the Exchange Ratio, the relative weight of multiple methods is not addressed in this Explanatory Report.

5.7	No particular difficulties arose in relation to the determination of the Exchange Ratio.

6	WITHDRAWAL MECHANISM

6.1	Reference is made to clause 8 of the Cross-Border Merger Proposal, describing the terms of the Withdrawal Mechanism and the Withdrawal Right of Withdrawing Shareholders.

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6.2	Sono N.V., as the sole shareholder of Sono Lux, will vote in favour of the resolution to enter into the Cross-Border Merger at the extraordinary general meeting of Sono Lux.

6.3	If the Extraordinary General Meeting of Sono N.V. adopts the proposal to enter into the Cross-Border Merger, any shareholders of Sono N.V. that voted against the Cross-Border Merger may file a Withdrawal Request in accordance with article 2:333h of the Dutch Law during the Withdrawal Period. A Sono N.V. shareholder who has voted in favour of the proposal to enter into the Cross-Border Merger at the Extraordinary General Meeting, abstained from voting, or was not present or represented at the Extraordinary General Meeting, does not have any rights to file a Withdrawal Request.

6.4	A Withdrawing Shareholder may only make a Withdrawal Request in respect of Sono N.V. shares that such Withdrawing Shareholder: (i) held at the Record Date and in respect of which such Withdrawing Shareholder voted against the Cross-Border Merger and (ii) still holds at the time of the Withdrawal Request (Sono N.V. Exit Shares). If such Sono N.V. Exit Shares are held by the Withdrawing Shareholder in an account with an intermediary, the legal title to those shares must unconditionally and free from any restrictions or encumbrances be transferred in accordance with the Withdrawal Request Form. Following such transfer, these shares cannot be traded on Nasdaq or any other trading venue.

6.5	On the Effective Date, a Withdrawing Shareholder will not receive Sono Lux Shares. Instead, such Withdrawing Shareholder will receive the Compensation for his Sono N.V. Exit Shares and such Sono N.V. Exit Shares will be cancelled by operation of law as a consequence of the Cross-Border Merger taking effect. The Compensation per Sono N.V. Share to be received by a Withdrawing Shareholder equals the nominal value of such Sono N.V. Exit Share.

6.6	A Withdrawing Shareholder that deems the Compensation unreasonable may request an additional compensation such in accordance with article 2:333h paragraph 4 of the Dutch Law. Such additional compensation will be determined by one or more independent experts to be appointed by the Enterprise Chamber of the Courts in Amsterdam (Ondernemingskamer). Such request can be made within one month after the Extraordinary General Meeting. Each of the Merging Companies explicitly reserves the right to not give effect to the Cross-Border Merger if a Withdrawing Shareholders makes a request as referred to in article 2:333h paragraph 4 of the Dutch Law. If the Cross-Border Merger is not implemented, no shareholder has any right under the Withdrawal Mechanism. The sole director of Sono Lux may resolve to waive this condition.

6.7	When determining the Compensation, the following considerations have been taken into accounts by the management bodies of the Merging Companies as of the date of this Explanatory Report:

(a)	the imminent and continuing financing needs of Sono N.V. as periodically disclosed;

(b)	the existing uncertainty as to the ability of Sono N.V. to continue as a going concern;

(c)	the absence of cash or other forms of liquidity of Sono N.V. which makes it unable for Sono N.V. (or its legal successor) to compensate Withdrawing Shareholders;

(d)	at the date of this Explanatory Report, the Sono N.V. Ordinary Shares are listed and admitted to trading on Nasdaq. Holders of Sono N.V. Ordinary Shares have the opportunity to sell their shares in the open market;

(e)	the Exchange Ratio does not result in an economic or voting dilution of holders of Sono N.V. Shares;

(f)	SVSE, LLC., being the sole holder of Sono N.V. High Voting Shares and a material shareholder of Sono N.V. has undertaken to vote in favour of the proposed Redomiciliation Transaction at the Extraordinary General Meeting and not to dispose of its shares as part of the Cross-Border Merger;

(g)	not effecting the Redomiciliation Transaction may threaten the existence of Sono N.V.; and

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(h)	paying Compensation to Withdrawing Shareholders will likely result in bankruptcy, or a comparable procedure, of Sono N.V., resulting in no (or limited) value for shareholders at all.

6.8	The considerations referred to under clause 6.7 resulted in the conclusion that the Compensation is, at the date of this Explanatory Report, materially lower than the quoted share price on Nasdaq. The management bodies of the Merging Companies acknowledge that the holders of Sono N.V. Ordinary Shares that wish to receive more than the Compensation for their shares have the option to sell their shares on the open market. Furthermore, and considering the voting undertaking of all holders of Sono N.V. High Voting Shares to vote in favour of the Cross-Border Merger, the Compensation will not be applicable to those shareholders.

6.9	Because only one method was used to determine the Compensation, the relative weight of multiple methods is not addressed in this Explanatory Report.

6.10	The difficulties that arose in relation to the determination of the Compensation have been referred to in this clause 6.

6.11	The Compensation may be subject to Dutch dividend withholding tax (current statutory rate is 15 percent) or Dutch conditional withholding tax (current statutory rate is 25.8 percent). Any taxes will be borne by the Withdrawing Shareholder and withheld by Sono Lux (or if the Conversion has been implemented, Sono Delaware) as the entity that will pay the Compensation. Withdrawing Shareholders should determine themselves whether they are entitled to any relief and should timely make proper filings in this respect.

6.12	Sono Lux assumed the obligation to pay the Compensation in accordance with article 2:333i paragraph 5 of the Dutch Law and Article 1025-10 of the Lux Law and will pay, or procure payment of, such Compensation within two months following the Effective Date, net of any applicable tax to be withheld in accordance with Dutch Law and without any interest. For the avoidance of doubt, Sono Lux will be Converted into Sono Delaware immediately after the Effective Date and consequently the Compensation will effectively be paid by Sono Delaware.

6.13	After expiry of the Withdrawal Period, the management boards of the Merging Companies will jointly determine the number of Withdrawing Shareholders and the aggregate number of Sono N.V. Exit Shares on the basis of the received Withdrawal Requests.

6.14	Further instructions on the requirements to exercise rights under the Withdrawal Mechanism are included in the Withdrawal Application Form which is attached to the Cross-Border Merger Proposal.

7	Definitions

7.1	The capitalized terms used in this Cross-Border Merger Proposal shall have the following meaning ascribed to such term:

Compensation	the compensation in cash granted to a Withdrawing Shareholder in respect of Sono N.V. Exit Shares.

Conversion	has the meaning attributed thereto in the Cross-Border Merger Proposal.

Cross-Border Merger	has the meaning attributed thereto in recital B.

Cross-Border Merger Proposal	has the meaning attributed thereto in clause 1.5.

Dutch Law	has the meaning attributed thereto in recital C.

Effective Date	has the meaning attributed thereto in the Cross-Border Merger Proposal.

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Exchange Ratio	has the meaning attributed thereto in Clause 5.

Explanatory Report	this board report pertaining to the Cross-Border Merger Proposal.

Extraordinary General Meeting	the extraordinary general meeting of Sono N.V., to be held on a date to be determined in the fall of 2026, or such other date as may be the case.

Lux Law	articles 1025-1 et seq. of the Luxembourg law of 10 August 1915 on commercial companies, as amended and restated.

Management Board	the management board of Sono N.V.

Merging Companies and Merging Company	has the meaning attributed thereto in the introduction of this Cross-Border Merger Proposal.

Record Date	means the 28th day prior to the Extraordinary General Meeting.

Redomiciliation Transaction	the Cross-Border Merger, followed by the Conversion.

S-4 Prospectus	the registration statement on Form S-4 containing a joint proxy statement and prospectus as prepared by Sono Lux and filed with the United States Securities and Exchange Commission (SEC), declared effective by the SEC, and circulated to the shareholders of Sono N.V. and made available on the website of Sono N.V.

Sono N.V.	has the meaning attributed thereto in the introduction of this Explanatory Report.

Sono N.V. Exit Shares	has the meaning attributed thereto in Clause 6.4.

Sono N.V. High Voting Share	a high voting share in the capital of Sono N.V.

Sono N.V. Ordinary Share	an ordinary share in the capital of Sono N.V.

Sono N.V. Preferred Share	a preferred share in the capital of Sono N.V.

Sono Delaware	Sono Group, Inc.

Sono Delaware Class A Share	a share of class A common stock of Sono Delaware.

Sono Delaware Class B Share	a share of class B common stock of Sono Delaware.

Sono Delaware Shares	the shares in the capital of Sono Delaware. Unless the contrary is apparent, this shall include the Sono Delaware Class A Shares, the Sono Delaware Class B Shares and the Sono Delaware Preferred Shares.

Sono Delaware Preferred Share	a share of series A preferred stock of Sono Delaware.

Sono Lux	has the meaning attributed thereto in the introduction of this Explanatory Report.

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Sono Lux Class A Share	a class A ordinary share in the capital of Sono Lux.

Sono Lux Class B Share	a class B ordinary share in the capital of Sono Lux.

Sono Lux Preferred Share	a preferred share in the capital of Sono Lux.

Sono Lux Shares	the shares in the capital of Sono Lux. Unless the contrary is apparent, this shall include the Sono Lux Class A Shares, the Sono Lux Class B Shares and the Sono Lux Preferred Shares.

Supervisory Board	the supervisory board of Sono N.V.

Withdrawal Mechanism	the withdrawal mechanism provided to Sono N.V. shareholders who have voted against the Cross-Border Merger and who do not wish to hold shares in Sono Lux, in accordance with article 2:333h of the Dutch Law.

Withdrawal Period	the period ending one month after the day of the extraordinary general meeting of Sono N.V. during which a Sono N.V. shareholder may make a Withdrawal Request.

Withdrawal Request	the right of a Sono N.V. shareholder pursuant to article 2:333h of the Dutch Law and Clause 6 of this Cross-Border Merger Proposal.

Withdrawal Request Form	means the form attached to the Cross-Border Merger Proposal as Schedule 5.

Withdrawal Right	the right of a Sono N.V. shareholder pursuant to article 2:333h paragraph 1 of the Dutch Law and Clause 6 of this Cross-Border Merger Proposal.

Withdrawing Shareholder	any Sono N.V. shareholder who has duly elected to exercise its rights under the Withdrawal Mechanism and has duly submitted a Withdrawal Request to Sono N.V.

[signature page to follow]

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Signature page

THIS EXPLANATORY REPORT HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS EXPLANATORY REPORT BY:

The (temporary) managing and supervisory directors of Sono Group N.V.:

/s/ K.J. McGurn

By: K.J. McGurn

/s/ D.A. Dodge

By: D.A. Dodge

/s/ C.C. Schreiber

By: C.C. Schreiber

/s/ O.A. May

By: O.A. May

The sole director of Sono Group S.à r.l.:

/s/ K.J. McGurn

By: K.J. McGurn

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